ARTICLES OF AMENDMENT

Pursuant to the provisions of RCW 23.90.040, the following Articles of Amendment to the Declaration of Trust of Saturna Investment Trust are herewith submitted for filing.

ARTICLE 1. The name of the Massachusetts Business Trust is:

SATURNA INVESTMENT TRUST

ARTICLE 2: The Declaration of Trust is amended as set forth below by the addition of a new series of shares of beneficial interest, as follows:

The name of a new series shall be SEXTANT CORE FUND

a. The initial investment policies with respect to the assets allocated to such Series of Shares shall be as set forth on Exhibit I attached hereto and made a part hereof.

b. Each Share of such Series shall have the same rights and pro rata beneficial interest in the assets and liabilities of the Series as any other such Share. Any dividends paid on the Shares of the Series shall only be payable from and to the extent of the assets (net of liabilities) belonging to that Series. In the event of liquidation of the Series, only the assets after the payment of the Series shall be distributed to the holders of the Shares of the Series.

c. Each Share shall have no rights of preemption, and shall have all rights of redemption, repurchase, conversion, liquidation and voting that apply to any such Series as set forth in the Declaration.

d. All consideration received by the Trust for the issue or sale of Shares of the Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, and proceeds thereof, and any funds derived from any reinvestment of such proceeds, shall irrevocably belong to the Series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of the Trust.

e. The assets belonging to the Series shall be charged with the liabilities, expenses, costs and reserves of the Trust attributable to the Series; any general liabilities, expenses, costs, and reserves of the Trust which are not readily identifiable as attributable to the Series, but which are allocated by the Trustees to the Series in such manner and on such basis as they, in their discretion, deem fair and equitable, shall be conclusive and binding upon the Shareholders of the Series for all purposes.

ARTICLE 3. The date of adoption of the amendment was:

December 20, 2006

ARTICLE 4. The amendment was adopted by:

By initial proposal to and resolution of the Board of Trustees

I certify that I am an officer of the above named Trust and am authorized to execute these Articles of Amendment on behalf of the Trust.

DATED this 21st day of December, 2006.

/s/ Ethel B. Bartolome
Ethel B. Bartolome, Secretary
Saturna Investment Trust

EXHIBIT I
to Articles of Amendment of
Saturna Investment Trust

The objective of Sextant Core Fund is long-term appreciation and capital preservation. The Core Fund invests in a mix of common stocks and other equity securities, plus bonds and other debt securities, including short-term (money market) instruments.

Under normal circumstances, the Core Fund invests approximately 40% of its assets in equities of U.S. companies, 20% in foreign equities (limited to those that trade and settle in the U.S.), 25% in investment-grade debt securities (those rated BBB or higher, including U. S. Government and convertible bonds) with maturities of three years or longer, and 15% in short-term debt securities including money market instruments and cash. It has the risks of growth stocks, foreign securities, temporary defensive positions, credit, and interest rates - but these risks are mitigated by spreading its investments in both stocks and bonds, and by its favoring of income-producing securities and those of larger, more seasoned companies.

U.S. Government Securities include: (i) bills, notes, bonds and other debt securities, differing as to maturity and rates of interest, that are issued by and are direct obligations of the U.S. Treasury; and (ii) other securities that are issued or guaranteed as to principal and interest by the U.S. Government or by its agencies or instrumentalities.

The Fund may invest in unrated securities that in the adviser's opinion are comparable to securities having at least a medium grade rating and are suitable for investment by the Fund.